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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)*


                          Implant Sciences Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.10 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   45320R 10 8
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                                 (CUSIP Number)

                                  June 23, 1999
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 45320R 10 8             13G                   Page 2 of 5 Pages
--------------------------------------------------------------------------------

      1.     Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

                   Patricia A. Armini
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      2.     Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)    [ ]
             (b)    [ ]
--------------------------------------------------------------------------------
      3.     SEC Use Only
--------------------------------------------------------------------------------
      4.     Citizenship or Place of Organization             United States
--------------------------------------------------------------------------------

Number of           5.  Sole Voting Power                   781,122
Shares              ------------------------------------------------------------
Beneficially
Owned by            6.  Shared Voting Power                       0
Each Reporting      ------------------------------------------------------------
Person With
                    7.  Sole Dispositive Power              781,122

--------------------------------------------------------------------------------

                    8.  Shared Dispositive Power                  0

--------------------------------------------------------------------------------

      9.      Aggregate Amount Beneficially Owned by Each Reporting Person
                   781,122

--------------------------------------------------------------------------------

      10.     Check if the Aggregate Amount in Row (9) Excludes
              Certain Shares (See Instructions)                    [ ]

--------------------------------------------------------------------------------

      11.     Percent of Class Represented by Amount in Row (9)

                   12.6%

--------------------------------------------------------------------------------

      12.     Type of Reporting Person (See Instructions)

                   IN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 45320R 10 8                 13G                Page 3 of 5 Pages
--------------------------------------------------------------------------------


ITEM 1.(a) NAME OF ISSUER

           Implant Sciences Corporation

ITEM 1.(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

           107 Audubon Road, #5
           Wakefield, MA  01880

ITEM 2.(a) NAME OF PERSONS FILING

           Patricia A. Armini is filing this Schedule in an individual capacity.

ITEM 2.(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

           The address for Ms. Armini is 12 Harvard Drive, Bedford, MA 01730.

ITEM 2.(c) CITIZENSHIP

           Ms. Armini is a citizen of the United States.

ITEM 2.(d) TITLE OF CLASS OF SECURITIES Common Stock, $.10 par value per share.

ITEM 2.(e) CUSIP NUMBER

           45320R 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(b) OR 240.13d-2(b) OR (b), CHECK WHETHER THE PERSON FILING IS A:

           N/A

--------------------------------------------------------------------------------
CUSIP No. 45320R 10 8             13G                Page 4 of 5 Pages
--------------------------------------------------------------------------------

ITEM 4.   OWNERSHIP.

          The information contained in Items 5-11 of the cover page is incorporated herein by reference.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          N/A

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          N/A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          N/A

ITEM 10.  CERTIFICATION

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



December 18, 2002



                    /s/ PATRICIA A. ARMINI
                    ---------------------------------
                    Patricia A. Armini